                [SULLIVAN & WORCESTER LETTERHEAD APPEARS HERE]

                                                                       EXHIBIT 5



                                January 31 2000



American Tower Corporation
116 Huntington Avenue
Boston, Massachusetts 02116

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by American Tower Corporation, a Delaware corporation ("American Tower"), of 11,730,000 shares (the "Shares") of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock") which Shares (including those of which may be issued pursuant to the over-allotment option contained in Registration Statement herein referred to) are to be offered by American Tower, the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5 to American Tower's registration statement on Form S-3 (the "Registration Statement").

     We have acted as counsel to American Tower in connection with the preparation of the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, corporate records, certificates and statements of officers and accountants of American Tower, and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

     The authorized capital stock of American Tower consists of 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), the relative designations, preferences, rights and restrictions of which are to be designated from time to time by the Board of Directors of American Tower, 500,000,000 shares of Class A Common Stock, 50,000,000, shares of Class B Common Stock, and 10,000,000 shares of Class C Common Stock, par value $.01 per share (the "Common Stock").

     Based upon and subject to the foregoing, we are of the opinion that: (a) the Shares have been duly and validly authorized by American Tower; (b) with respect to the Shares to be offered by American Tower all necessary action on the part of American Tower in connection therewith have been taken and, upon delivery to the underwriters against payment therefore in accordance with the terms of the Underwriting Agreement to be entered into among American Tower, Credit Suisse First Boston Corporation and the other underwriters named therein, these Shares will be validly issued, fully paid and nonassessable.

American Tower Corporation
January 31 2000
Page 2


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption "Validity of the Shares." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the Rules and Regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    SULLIVAN & WORCESTER LLP








                                      -2-